Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Seacoast Bancorp of our report dated March 26, 2021, relating to the consolidated financial statements of First Seacoast Bancorp and Subsidiaries, appearing in the Annual Report on Form 10-K of First Seacoast Bancorp for the year ended December 31, 2020.

/s/Baker Newman & Noyes LLC
Portland, Maine
November 16, 2021